                         AGREEMENT AND PLAN OF MERGER



                                    among:



                             NETIVATION.COM, INC.
                            a Delaware corporation;



                       NETIVATION.COM MERGER SIX CORP.,
                            a Delaware corporation;


                          POLITICALLYBLACK.COM, INC.
                            a Maryland corporation;


                                      and


            the Selling Stockholders of Politicallyblack.com, Inc.
                          listed on Exhibit A hereto






                         Dated as of October___, 1999

                               TABLE OF CONTENTS

                                                                                      Page
SECTION 1 - DESCRIPTION OF TRANSACTION................................................  1
1.1     Merger of Politicallyblack into Merger Sub....................................  1
1.2     Effect of the Merger..........................................................  1
1.3     Closing; Effective Time.......................................................  1
1.4     Certificate of Incorporation, Bylaws and Directors and Officers...............  2
1.5     Conversion of Politicallyblack Stock..........................................  2
1. 7    Closing of Politicallyblack's  Transfer Books.................................  3
1. 8    Exchange of Certificates......................................................  3
1. 9    Dissenting Shares.............................................................  4
1.10    Tax Consequences..............................................................  5
1.11    Accounting Treatment..........................................................  5
1.12    Further Action................................................................  5

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF  POLITICALLYBLACK AND THE SELLING
STOCKHOLDERS..........................................................................  5
2.1     Organization Good Standing and Qualification..................................  5
2.2     Subsidiaries..................................................................  6
2.3     Capitalization; Voting Rights.................................................  6
2.4     Authorization; Binding Obligations............................................  6
2.5     Financial Statements..........................................................  6
2.6     Liabilities...................................................................  6
2.7     Agreements; Action............................................................  7
2.8     Obligations to Related Parties................................................  7
2.9     Absence of Changes............................................................  7
2.10    Title to Properties and Assets; Liens, Etc....................................  9
2.11    Patents and Trademarks........................................................  9
2.12    Compliance with Other Instruments............................................. 10
2.13    Litigation.................................................................... 10
2.14    Tax Returns and Payments...................................................... 10
2.15    Employees..................................................................... 11
2.16    Registration Rights........................................................... 12
2.17    Compliance with Legal Requirements; Consents.................................. 12
2.18    Selling Stockholders.......................................................... 13
2.19    Full Disclosure............................................................... 13
2.20    Year 2000 Compliance.......................................................... 13
2.21    Securities Laws Matters....................................................... 13

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF NETIVATION.............................. 14
3.1     Organization, Good standing and Qualification................................. 14
3.2     Subsidiaries.................................................................. 15
3.3     Capitalization; voting Rights................................................. 15

3.4     Authorization; Binding Obligations......................................................  15
3.5     Full Disclosure.........................................................................  16

SECTION 4 - CERTAIN COVENANTS OF Politicallyblack AND THE SELLING STOCKHOLDERS..................  16
4.1     Access and Investigation................................................................  16
4.2     Operation of Business...................................................................  17
4.3     Notification; Updates to Schedule of Exceptions.........................................  19
4.4     No Negotiation..........................................................................  20

SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES.................................................  20
5.1     Filings and Consents....................................................................  20
5.2     Politicallyblack Stockholders' Meeting..................................................  20
5.3     Public Announcements....................................................................  20
5.4     Best Efforts............................................................................  21
5.5     Tax Matters.............................................................................  21

SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS  OF NETIVATION AND MERGER SUB...................  21
6.1     Accuracy of Representations.............................................................  21
6.2     Performance of Covenants................................................................  21
6.3     Stockholder Approval....................................................................  21
6.4     Consents................................................................................  22
6.5     No Material Adverse Change..............................................................  22
6.6     Agreements and Documents................................................................  22
6.7     Lock-Up Agreements......................................................................  23
6.8     No Restraints...........................................................................  23
6.9     No Proceedings..........................................................................  23
6.10    Securities Law Compliance...............................................................  23
6.11    Dissenters Rights.......................................................................  23
6.12    Unaccredited Investors..................................................................  23
6.13    Proceedings and Documents...............................................................  23
6.14    Corporate Approvals.....................................................................  23

SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS  OF POLITICALLYBLACK AND THE
SELLING STOCKHOLDERS............................................................................  23
7.1     Accuracy of Representations.............................................................  24
7.2     Performance of Covenants................................................................  24
7.3     Consents................................................................................  24
7.4     Agreements and Documents................................................................  24
7.5     No Restraints...........................................................................  24
7.6     No Proceedings..........................................................................  25
7.7     Corporate Approvals.....................................................................  25

SECTION 8 - TERMINATION.........................................................................  25
8.1     Termination Events......................................................................  25
8.2     Termination Procedures..................................................................  26
8.3     Effect of Termination...................................................................  26

         SECTION 9 - INDEMNIFICATION, ETC................................................        26
         9.1   Survival of Representations, Warranties and Covenants.....................        26
         9.2   Indemnification by the Selling Stockholders...............................        27
         9.3   Contribution..............................................................        27
         9.4   Ceiling; Limitation on Additional Damages.................................        27
         9.5   Interest..................................................................        28
         9.6   Defense of Third Party Claims.............................................        28
         9.7   Setoff....................................................................        28
         9.8   Indemnity Reserve.........................................................        28
         9.9   Exercise of Remedies by Netivation Indemnitees Other Than Netivation......        29
         SECTION 10 - MISCELLANEOUS PROVISIONS...........................................        29
         10.1  Further Assurances........................................................        29
         10.2  Fees and Expenses.........................................................        29
         10.3  Attorneys' Fees...........................................................        29
         10.4  Notices...................................................................        29
         10.5  Headings..................................................................        30
         10.6  Counterparts..............................................................        30
         10.7  Governing Law.............................................................        30
         10.8  Successors and Assigns....................................................        31
         10.9  Remedies Cumulative; Specific Performance.................................        31
         10.10 Waiver....................................................................        31
         10.11 Amendments................................................................        31
         10.12 Time of the Essence.......................................................        31
         10.13 Severability..............................................................        31
         10.14 Parties in Interest.......................................................        32
         10.15 Entire Agreement..........................................................        32
         10.16 Construction..............................................................        32

                                   EXHIBITS

Exhibit A    -     Selling Stockholders
Exhibit B    -     Certain Definitions
Exhibit C    -     Director and Officer of Surviving Corporation
Exhibit D    -     Allocation of Merger Consideration
Exhibit E    -     Form of Legal Opinion
Exhibit F    -     Form of Employment and Noncompetition Agreement
Exhibit G    -     Form of Escrow Agreement
Exhibit H    -     Form of Prospective Offeree Questionnaire

2.3      Voting Rights
2.6      Liabilities
2.7      Agreements
2.9      Changes to Politicallyblack.com, Inc.
2.10     Assets
2.15     Employees

                         AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of October ____, 1999, by and among: NETIVATION.COM, INC., a Delaware corporation ("Netivation"), NETIVATION.COM MERGER SIX CORP., a Delaware corporation and a wholly-owned subsidiary of Netivation ("Merger Sub"), POLITICALLYBLACK.COM, INC., a Maryland corporation ("Politicallyblack"), and the stockholders of Politicallyblack set forth on Exhibit A hereto (the "Selling Stockholders"). Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                   RECITALS

          A. The parties intend to effect a merger of Politicallyblack into Merger Sub in accordance with this Agreement and the Delaware General Corporation Law ("Delaware Law") and the Maryland General Corporation Law ("Maryland Law") (the "Merger"). Upon consummation of the Merger, Politicallyblack will cease to exist, and Merger Sub will remain a wholly-owned subsidiary of Netivation.

          B. The Selling Stockholders own an aggregate of 5000 shares of capital stock of Politicallyblack (the "Politicallyblack Stock"), constituting 100% of the Politicallyblack capital stock on a fully-diluted basis.

                                   AGREEMENT

          The parties to this Agreement agree as follows:

                    SECTION 1 - DESCRIPTION OF TRANSACTION

          1.1 Merger of Politicallyblack into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Politicallyblack shall be merged with and into Merger Sub, and the separate existence of Politicallyblack shall cease. Merger Sub will continue as the surviving corporation in the Merger (the "Surviving Corporation").

          1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of Delaware Law and Maryland Law.

          1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Moffatt, Thomas, Barrett, Rock & Fields, Chartered, 101 S. Capitol Boulevard, 10th Floor, Boise, Idaho 83702 on or before October 28, 1999, or at such other time as the parties may agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in

AGREEMENT AND PLAN OF MERGER - 1
this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger (the "Certificate of Merger"), conforming to the requirements of Delaware Law and Maryland Law, shall be filed with the Secretaries of State of the State of Delaware and the State of Maryland. The Merger shall become effective at the time such Certificate of Merger is filed with and accepted by the Secretaries of State of the State of Delaware and the State of Maryland (the "Effective Time").

          1.4  Certificate of Incorporation, Bylaws and Directors and Officers.

               (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: The name of this corporation is "Politicallyblack.com, Inc."

               (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

               (c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

          1.5  Conversion of Politicallyblack Stock.

               (a) Subject to Sections 1.7(c) and 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Netivation, Merger Sub, Politicallyblack or any stockholder of Politicallyblack: (i) each share of Common Stock of Politicallyblack issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive six (6) shares of Common Stock of Netivation (the "Netivation Stock"). All outstanding shares of Politicallyblack capital stock shall be exchanged for no more than Thirty Thousand (30,000) shares of Netivation Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation. The Merger Consideration to be received by the Selling Stockholders is set forth on Exhibit D. If, between the date of this Agreement and the Closing Date, the shares of capital stock of Politicallyblack or the Netivation Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the Merger Consideration shall be appropriately adjusted.

               (b) If any shares of capital stock of Politicallyblack outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Politicallyblack, then the shares of Netivation Stock issued in exchange for such shares of capital stock of Politicallyblack will also be unvested and subject to the same

AGREEMENT AND PLAN OF MERGER - 2
repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Netivation Stock may be accordingly marked with appropriate legends.

          1.6 Additional Consideration. At Closing, Netivation shall pay Twenty Seven Thousand Five Hundred Dollars ($27,500) cash to each of the Selling Stockholders.

          1.7 Closing of Politicallyblack's Transfer Books. At the Effective Time, holders of certificates representing Politicallyblack capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Politicallyblack, and the stock transfer books of Politicallyblack shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such capital stock of Politicallyblack shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such capital stock of Politicallyblack(a "Politicallyblack Stock Certificate") is presented to the Surviving Corporation or Netivation, such Politicallyblack Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

          1.8  Exchange of Certificates.

               (a) At or as soon as practicable after the Effective Time, Netivation will send to each holder of a Politicallyblack Stock Certificate a letter of transmittal and instructions for use in customary form and containing such provisions as may reasonably be required for use in effecting the surrender of such Politicallyblack Stock Certificate for payment therefor and conversion thereof. Upon surrender of a Politicallyblack Stock Certificate to Netivation for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Netivation, the holder of such Politicallyblack Stock Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Netivation Stock that such holder has the right to receive pursuant to the provisions of this Section 1 and the Politicallyblack Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Politicallyblack Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Netivation Stock (and cash in lieu of any fractional share of Netivation Stock) as contemplated by this Section 1. If any Politicallyblack Stock Certificate shall have been lost, stolen or destroyed, Netivation may, in its discretion and as a condition precedent to the issuance of any certificates representing Netivation Stock, require the owner of such lost, stolen or destroyed Politicallyblack Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Netivation may reasonably direct) as indemnity.

               (b) No dividends or other distributions declared or made with respect to Netivation Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Politicallyblack Stock Certificate with respect to the shares of Netivation Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such

AGREEMENT AND PLAN OF MERGER - 3
holder, until such holder surrenders such Politicallyblack Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

               (c) No fractional shares of Netivation Stock shall be issued in connection with the Merger. In lieu of such fractional shares, any holder of capital stock of Politicallyblack who would otherwise be entitled to receive a fraction of a share of Netivation Stock shall, upon surrender of such holder's Politicallyblack Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of one share of Netivation Stock as reported by the NASDAQ consolidated reporting system on the Closing Date.

               (d) Each certificate representing any of the shares of Netivation Stock to be issued in the Merger shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

               (e) Netivation and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Politicallyblack pursuant to this Agreement such amounts as Netivation or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Politicallyblack that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Merger and who have delivered a written demand for appraisal of such shares in the manner provided under Maryland Law ("Dissenting Shares") shall not be canceled and converted in accordance with Section 1.5 unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal and payment under Maryland Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's capital stock of Politicallyblack shall thereupon be deemed to have been canceled and converted as described in Section 1.5 at the Effective Time, and each such share shall represent solely the right to receive the merger consideration described in Section 1.5.

AGREEMENT AND PLAN OF MERGER - 4

Politicallyblack shall give prompt notice of any demands received by Politicallyblack for appraisal of its shares, and, prior to the Effective Time, Netivation shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Politicallyblack shall not, except with the prior written consent of Netivation, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, no stockholder of Politicallyblack who has demanded appraisal rights as provided under Maryland Law shall be entitled to vote such holder's shares of Netivation Stock or capital stock of Politicallyblack for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record of Politicallyblack at a date which is prior to the Effective Time).

          1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

          1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Netivation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Netivation with full right, title and possession of and to all rights and property of Politicallyblack, the officers and directors of the Surviving Corporation and Netivation shall be fully authorized (in the name of Politicallyblack and otherwise) to take such action.

SECTION 2 - REPRESENTATIONS AND WARRANTIES OF POLITICALLYBLACK AND THE SELLING
                                 STOCKHOLDERS

          Politicallyblack and each of the Selling Stockholders jointly and severally represent and warrant, to and for the benefit of the Netivation Indemnitees, as follows:

          2.1 Organization, Good Standing and Qualification. Politicallyblack is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Politicallyblack has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Politicallyblack is duly qualified and authorized to do business and is in good standing as foreign entities in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Politicallyblack or its respective businesses. Politicallyblack has made available to Netivation

AGREEMENT AND PLAN OF MERGER - 5
true, correct and complete copies of Politicallyblack's articles of incorporation and bylaws, each as amended to date.

          2.2 Subsidiaries. Politicallyblack owns no equity securities of any other corporation, limited partnership or similar entity. Politicallyblack is not a participant in any joint venture, partnership or similar arrangement.

          2.3 Capitalization; Voting Rights. The authorized capital stock of Politicallyblack consists of 5000 shares of Common Stock, of which 5000 shares are issued and outstanding. Exhibit A sets forth the names of the stockholders of Politicallyblack and the number of shares of capital stock owned of record by each such stockholder. The Selling Stockholders together own all of the outstanding shares of capital stock of Politicallyblack. All issued and outstanding shares of Politicallyblack's Common Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in Schedule 2.3, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Politicallyblack of any of its securities.

          2.4 Authorization; Binding Obligations. Politicallyblack has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which Politicallyblack is or may become a party. This Agreement constitutes the legal, valid and binding obligation of Politicallyblack, enforceable against Politicallyblack in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Politicallyblack, enforceable against Politicallyblack in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.5 Financial Statements. Politicallyblack has delivered to Netivation its unaudited balance sheet as of September 30, 1999 (the "Statement Date") (the "Politicallyblack Financial Statements"). The Politicallyblack Financial Statements are complete and correct in all material respects, and present fairly the financial condition and position of Politicallyblack for the periods covered thereby.

          2.6  Liabilities.  Except as set forth in Schedule 2.6,
Politicallyblack has no material liabilities and, to the Knowledge of Politicallyblack, has no material contingent liabilities not otherwise disclosed in the Politicallyblack Financial Statements, except current liabilities incurred in the Ordinary Course of Business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse. All

AGREEMENT AND PLAN OF MERGER - 6
obligations of Politicallyblack to affiliates, officers, members, directors and stockholders of Politicallyblack are disclosed on the Politicallyblack Financial Statements.

          2.7  Agreements; Action.

               (a) Except as set forth in Schedule 2.7, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Politicallyblack is a party or is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, Politicallyblack in excess of $10,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Politicallyblack(other than licenses arising from the purchase of "off the shelf" or other standard products), or (iii) provisions restricting or affecting the development, manufacture or distribution of Politicallyblack's products or services or (iv) indemnification by Politicallyblack with respect to infringements of proprietary rights.

               (b) Politicallyblack has not (i) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the Ordinary Course of Business or as disclosed in the Politicallyblack Financial Statements) individually in excess of $10,000 or, in excess of $15,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the Ordinary Course of Business.

               (c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Politicallyblack has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          2.8 Obligations to Related Parties. Except as set forth in Schedule 2.8, there are no obligations of Politicallyblack to officers, directors, stockholders, members or employees of either other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Politicallyblack and (c) for other standard employee benefits made generally available to all employees. Except as set forth in Schedule 2.8, no such officer, director or stockholder, or any member of their immediate families is, directly or indirectly, interested in any material contract with Politicallyblack (other than such contracts as relate to any such person's ownership of capital stock or other securities of Politicallyblack). Politicallyblack is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          2.9 Absence of Changes. Except as set forth in Schedule 2.9, since the Statement Date, there has not been:

AGREEMENT AND PLAN OF MERGER - 7

               (a) Any change in the assets, liabilities, financial condition or operations of Politicallyblack from that reflected in the Politicallyblack Financial Statements, other than changes in the Ordinary Course of Business, none of which individually or in the aggregate has had or is expected to have a Material Adverse Effect on such assets, liabilities, financial condition or operations of Politicallyblack;

               (b) Any resignation or termination of any key officers of Politicallyblack; and Politicallyblack, to its Knowledge, does not know of the impending resignation or termination of employment of any such officer;

               (c) Any material change, except in the Ordinary Course of Business, in the contingent obligations of Politicallyblack by way of guaranty, endorsement, indemnity, warranty or otherwise;

               (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of Politicallyblack;

               (e) Any waiver by Politicallyblack of a valuable right or of a material debt owed to it;

               (f) Any direct or indirect loans made by Politicallyblack to any stockholder, employee, officer or director of Politicallyblack, other than advances made in the Ordinary Course of Business;

               (g) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

               (h) Any declaration or payment of any dividend or other distribution of the assets of Politicallyblack;

               (i) Any labor organization activity;

               (j) Any debt, obligation or liability incurred, assumed or guaranteed by Politicallyblack, except those for immaterial amounts and for current liabilities incurred in the Ordinary Course of Business;

               (k) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

               (l) Any change in any material agreement to which Politicallyblack is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of Politicallyblack; or

AGREEMENT AND PLAN OF MERGER - 8

               (m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, operations or prospects of Politicallyblack. For purposes of this subsection (m), a material and adverse effect shall only be deemed to occur if its monetary impact exceeds, or with the passage of time, will exceed $10,000.

          2.10 Title to Properties and Assets; Liens, Etc. Schedule 2.10 is a complete and accurate list of all material assets (whether leased or owned), including intellectual property, of Politicallyblack. Politicallyblack has good and marketable title to all of its properties and assets, including those listed on Schedule 2.10, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) those resulting from taxes which have not yet become due and payable, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Politicallyblack and
(iii) those that have arisen from purchase money security interests in an amount not to exceed $10,000. None of the Selling Shareholders has any right in or claim to any of the intellectual property utilized by Politicallyblack. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Politicallyblack are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth in Schedule 2.10, Politicallyblack is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

          2.11 Patents and Trademarks. Politicallyblack owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets and licenses, and, to the Knowledge of Politicallyblack, to all patents, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor, except as disclosed in Schedule 2.11, is Politicallyblack bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Politicallyblack has not received any communications alleging that either has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. To Politicallyblack's Knowledge, none of Politicallyblack's employees is obligated under any contract (including licenses, covenants or commitments or any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Politicallyblack's business by the employees of Politicallyblack. The conduct of Politicallyblack's business as proposed, will not, to the Knowledge of Politicallyblack, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Politicallyblack does not believe it is or will be necessary to utilize

AGREEMENT AND PLAN OF MERGER - 9
any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Politicallyblack, except for inventions, trade secrets or proprietary information that have been assigned to Politicallyblack.

          2.12 Compliance with Other Instruments. Politicallyblack is not in violation or default of any term of their charter documents, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which either is party or by which either is bound or of any judgment, decree, order, writ or, to Politicallyblack's Knowledge, any statute, rule or regulation applicable to Politicallyblack which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of Politicallyblack. The execution, delivery, and performance of and compliance with the Transactional Agreements will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Politicallyblack or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Politicallyblack, or the business or operations or any of its assets or properties.

          2.13 Litigation. There is no action, suit, proceeding or investigation pending, or to the Knowledge of Politicallyblack, currently threatened against Politicallyblack that questions the validity of this Agreement or Transactional Agreements or the right of Politicallyblack to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of Politicallyblack, financially or otherwise, or any change in the current equity ownership of Politicallyblack, nor is Politicallyblack aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to Politicallyblack) involving the prior employment of any of Politicallyblack's employees, their use in connection with Politicallyblack's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Politicallyblack is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Politicallyblack currently pending or which Politicallyblack intends to initiate.

          2.14 Tax Returns and Payments.

               (a) Each tax required to have been paid, or claimed by any Governmental Body to be payable, by Politicallyblack(whether pursuant to any tax return or otherwise) has been duly paid in full and on a timely basis. Any tax required to have been withheld or collected by Politicallyblack, including with respect to employees, has been duly withheld and collected; and (to the extent required) each such tax has been paid to the appropriate Governmental Body.

AGREEMENT AND PLAN OF MERGER - 10

               (b) All tax returns required to be filed by or on behalf of Politicallyblack with any Governmental Body have been timely filed (collectively, the "Politicallyblack Returns"). All taxes required to be paid by Politicallyblack for the fiscal year 1998 have either been paid in full or shall not result in any liability to Politicallyblack. All Politicallyblack Returns
(i) have been filed when due and (ii) have been accurately and completely prepared in full compliance with all applicable legal requirements. Politicallyblack has delivered to Netivation accurate and complete copies of the 1998 Politicallyblack Returns.

               (c) There have been no examinations or audits of any Politicallyblack Return, and, to the Knowledge of Politicallyblack, no such examination or audit has been proposed or scheduled by any Governmental Body. Politicallyblack has delivered to Netivation accurate and complete copies of all audit reports and similar documents (to which Politicallyblack has access) relating to the Politicallyblack Returns.

               (d) No claim or proceeding is pending or, to the Knowledge of Politicallyblack, has been threatened against Politicallyblack in respect of any tax. There are no unsatisfied Liabilities for taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Politicallyblack. There are no liens for taxes upon any of the assets of Politicallyblack, except liens for current taxes not yet due and payable. Politicallyblack has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

               (e) To the Knowledge of Politicallyblack, there is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of Politicallyblack that, individually or collectively, could give rise, directly or indirectly, to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Politicallyblack is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

          2.15 Employees. Except as set forth in Schedule 2.15, Politicallyblack is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Knowledge of Politicallyblack, no employee of Politicallyblack, nor any consultant with whom Politicallyblack has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Politicallyblack because of the nature of the business to be conducted by Politicallyblack; and to the Knowledge of Politicallyblack the continued employment by Politicallyblack of its present employees, and the performance of Politicallyblack's contracts with its independent contractors, will not result in any such violation. Politicallyblack has not received any notice alleging that

AGREEMENT AND PLAN OF MERGER - 11
any such violation has occurred. No employee of Politicallyblack has been granted the right to continued employment by Politicallyblack or to any material compensation following termination of employment with Politicallyblack. To the Knowledge of Politicallyblack, no officer or key employee, or any group of key employees, intends to terminate their employment with Politicallyblack, nor does Politicallyblack have a present intention to terminate the employment of any officer, key employee or group of key employees.

          2.16 Registration Rights. Politicallyblack is not presently under any obligation, and has not granted any rights, to register any of either's presently outstanding securities or any of its securities that may hereafter be issued.

          2.17 Compliance with Legal Requirements; Consents.

               (a) Politicallyblack is, and has at all times since inception been, in full compliance with each legal requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets, except where the failure to comply with each such legal requirement has not had and will not have a Material Adverse Effect on Politicallyblack.

               (b) Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

                   (i) contravene, conflict with or result in a violation of (i) any of the provisions of Politicallyblack's articles of incorporation or bylaws, or(ii) any resolution adopted by Politicallyblack's stockholders or Politicallyblack's board of directors;

                   (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any legal requirement or any order to which Politicallyblack, or any of the assets owned or used by Politicallyblack, is subject;

                   (iii) contravene, conflict with or result in a violation or Breach of, or result in a default under, any provision of any contract to which Politicallyblack is a party; or

                   (iv) give any Person the right to (A) declare a default or exercise any remedy under any contract to which Politicallyblack is a party, (B) accelerate the maturity or performance of any contract to which Politicallyblack is a party or (C) cancel, terminate or modify any contract to which Politicallyblack is a party.

          Neither Politicallyblack nor any of the Selling Stockholders was, is or will be required to make any filing with or give any notice to, or to obtain any consent from, any Person

AGREEMENT AND PLAN OF MERGER - 12
other than Selling Stockholders' spouses in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

          2.18 Selling Stockholders.  Each Selling Stockholder represents that
(i) he, she or it has the absolute and unrestricted right, power and authority to enter into and to perform his, her or its obligations under each of the Transactional Agreements to which such Selling Stockholder is or may become a party, (b) this Agreement constitutes his, her or its legal, valid and binding obligation, enforceable against such Selling Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          2.19 Full Disclosure. This Agreement does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of or with respect to Politicallyblack and the Selling Stockholders contained and to be contained herein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. Politicallyblack has provided Netivation and Netivation's Representatives with full and complete access to all of Politicallyblack's records and other documents and data.

          2.20 Year 2000 Compliance. Politicallyblack has developed a detailed plan to ensure that it, its affiliates, and all customers, suppliers and vendors that are material to its business, become Year 2000 Compliant on or before November 1, 1999. The plan (a) effectively prioritizes mission-critical systems, (b) has the involvement of executive management, (c) includes assessment of key customer, supplier, and vendor Year 2000 compliance, (d) includes contingency planning to mitigate risk from Year 2000 business interruptions affecting key vendors, suppliers, or customers, and (e) has been allocated adequate resources within Politicallyblack's abilities.

          2.21 Securities Laws Matters. Each Selling Stockholder understands that the Netivation Stock has not been registered under the Securities Act and that the Netivation Stock being issued in the Transaction is being issued pursuant to an exemption from registration contained in the Securities Act, based in part upon the Selling Stockholders' representations contained in this Agreement. Each Selling Stockholder hereby severally and not jointly represents and warrants as follows:

AGREEMENT AND PLAN OF MERGER - 13

               (a) Knowledge and Experience. Each Selling Stockholder is knowledgeable and has substantial experience in evaluating and investing in transactions in companies similar to Netivation so that he is capable of evaluating the merits and risks of his investment in Netivation. Each Selling Stockholder has by reason of his business or financial knowledge and experience, the capacity to protect his own interests in connection with the Transaction. Further, each Selling Stockholder is aware of no publication of any advertisement in connection with the Transaction. Each Selling Stockholder can bear the economic risk of the Transaction. Each Selling Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Each Selling Stockholder acknowledges that he or she could be deemed an affiliate of Netivation pursuant to Rule 144 such that he or she would be required to hold Netivation Stock for two (2) years from the Closing Date before reselling those shares in reliance upon Rule 144.

               (b) Netivation Information. Each Selling Stockholder has had an opportunity to discuss Netivation's business, management and financial affairs, both as currently conducted and as proposed to be conducted following the Merger, with directors, officers and management of Netivation and has had the opportunity to review Netivation's operations and facilities. Each Selling Stockholder has also had the opportunity to ask questions of, and receive answers from, Netivation and its management regarding the terms and conditions of the Transaction and the receipt of Netivation Stock.

               (c) Acquisition for Own Account. Each Selling Stockholder is acquiring the Netivation Stock for his own account for investment only, and not with a view towards distribution.

           SECTION 3 - REPRESENTATIONS AND WARRANTIES OF NETIVATION

          Netivation represents and warrants to Politicallyblack and the Selling Stockholders as follows:

          3.1  Organization, Good Standing and Qualification.

               (a) Netivation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Netivation has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Transactional Agreements, to issue and sell the Netivation Stock, to carry out the provisions of this Agreement and the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Netivation is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) make such qualifications necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect on Netivation or its business. Netivation has made available

AGREEMENT AND PLAN OF MERGER - 14
to Politicallyblack true, correct and complete copies of the Netivation's certificate of incorporation and bylaws, each as amended to date.

               (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transactional Agreements, to carry out the provisions of the Transactional Agreements and to carry on its business as presently conducted and as presently proposed to be conducted.

          3.2 Subsidiaries. Except for Merger Sub, Netivation.com Merger Two Corp., Netivation.com Merger Three Corp., Netivation.com Merger Four Corp., Netivation.com Merger Five Corp., InterLink Internet Services, Inc., and The Online Medical Bookstore, Inc., all of which are wholly-owned subsidiaries of Netivation, Netivation owns no equity securities of any other corporation, limited partnership or similar entity. Netivation is not a participant in any joint venture, partnership or similar arrangement.

          3.3  Capitalization; Voting Rights.

               (a) The authorized capital stock of Netivation, as of October 8, 1999, consists of (a) 30,000,000 shares of Common Stock, of which 8,660,055 shares are issued and outstanding, and (b) 2,000,000 shares of Preferred Stock, of which 0 shares are issued and outstanding. All issued and outstanding shares of Netivation's Common Stock and Preferred Stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Netivation Stock has been duly authorized and, when issued in compliance with the provisions of this Agreement and its certificate of incorporation, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, other than liabilities imposed upon stockholders generally by the provisions of Delaware Law, and will not be subject to any other restrictions, except as set forth in or provided by this Agreement and as may be imposed by applicable law.

               (b) The authorized capital stock of Merger Sub consists of one thousand (1,000) shares of Common Stock, one hundred (100) shares of which have been issued to Netivation. All of the issued and outstanding shares of Common Stock of Merger Sub (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

          3.4 Authorization; Binding Obligations. Each of Netivation and Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which Netivation and Merger Sub, as the case may be, is or may become a party. This Agreement constitutes the legal, valid and binding obligation of each of Netivation and Merger Sub, enforceable against them in accordance with its

AGREEMENT AND PLAN OF MERGER - 15
terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of Netivation, enforceable against Netivation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          3.5 Full Disclosure. Netivation has delivered to Politicallyblack an accurate and complete copy of its Registration Statement on Form SB-2 No. 333-74569 filed with the Securities and Exchange Commission (the "SEC") on June 22, 1999 (the "Registration Statement"), which is the most recent document filed with the SEC as of the date hereof. The Registration Statement (i) complies in all material respects with the applicable requirements of the Securities Act and
(ii) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

 SECTION 4 - CERTAIN COVENANTS OF POLITICALLYBLACK AND THE SELLING STOCKHOLDERS

          4.1 Access and Investigation. Politicallyblack and the Selling Stockholders shall ensure that, at all times during the Pre-Closing Period:

               (a) Politicallyblack and its Representatives provide Netivation and its Representatives with access, during normal business hours upon reasonable notice, to Politicallyblack's Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Politicallyblack;

               (b) Politicallyblack and its Representatives provide Netivation and its Representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to Politicallyblack as Netivation may request in good faith; and

               (c) Politicallyblack and its Representatives compile and provide Netivation and its Representatives with such additional financial, operating and other data and information regarding Politicallyblack as Netivation may request in good faith. Without limiting the generality of the foregoing, during the Pre-Closing Period, Politicallyblack shall promptly provide Netivation with copies of:

                   (i) all material operating and financial reports prepared by Politicallyblack for its senior management, including copies of the unaudited monthly balance sheets of Politicallyblack and the related unaudited monthly statements of operations, statements of stockholders' equity and statements of cash flows;

AGREEMENT AND PLAN OF MERGER - 16

                   (ii) any written materials or communications sent by or on behalf of Politicallyblack to its stockholders generally;

                   (iii) any material notice, document or other communication sent by or on behalf of Politicallyblack to any party to any Politicallyblack contract or sent to Politicallyblack by any party to any Politicallyblack contract (other than any communication that relates solely to commercial transactions of the type sent in the Ordinary Course of Business);

                   (iv) any written notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and

                   (v) any material written notice, report or other document received by Politicallyblack from any Governmental Body.

          4.2 Operation of Business. Politicallyblack and the Selling Stockholders shall ensure that, during the Pre-Closing Period:

               (a) Politicallyblack conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

               (b) Politicallyblack uses its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Politicallyblack;

               (c) Politicallyblack keeps in full force all existing insurance policies;

               (d) Politicallyblack's officers confer regularly, upon request, with Netivation concerning operational matters and otherwise report regularly, upon request, to Netivation concerning the status of Politicallyblack's business, condition, assets, liabilities, operations, financial performance and prospects;

               (e) Politicallyblack immediately notifies Netivation of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

               (f) Politicallyblack does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

AGREEMENT AND PLAN OF MERGER - 17

               (g) Politicallyblack does not sell or otherwise issue any shares of capital stock or any other securities;

               (h) Politicallyblack does not amend its articles of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (i) Politicallyblack does not form any subsidiary or acquires any equity interest or other interest in any other entity;

               (j) Politicallyblack does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that do not exceed $10,000;

               (k) Politicallyblack does not (i) lend money to any Person or
(ii) incur, assume or otherwise become subject to any Liability, except for current liabilities incurred in the Ordinary Course of Business;

               (l) Politicallyblack does not establish or adopt any employee benefit plan, nor pay or agree to pay any bonus nor makes any profit-sharing or similar payment to, nor increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except for regularly scheduled salary increases in the Ordinary Course of Business);

               (m) Politicallyblack does not change any of its methods of accounting or accounting practices in any respect;

               (n) Politicallyblack does not commence any Proceeding, except in the Ordinary Course of Business;

               (o) Politicallyblack does not enter into any transaction or take any other action of the type referred to in Section 2.9;

               (p) Politicallyblack does not enter into any transaction or take any other action outside the Ordinary Course of Business;

               (q) Politicallyblack does not enter into any transaction or take any other action that is reasonably likely to cause or constitute a Breach of any representation or warranty made by Politicallyblack or the Selling Stockholders; and

AGREEMENT AND PLAN OF MERGER - 18

               (r) Politicallyblack does not agree, commit or offer (in writing or otherwise), or attempt, to take any of the actions described in clauses "(f)" through "(q)" of this Section 4.2.

          4.3  Notification; Updates to Schedule of Exceptions.

               (a) During the Pre-Closing Period, Politicallyblack and/or the Selling Stockholders shall promptly notify Netivation in writing of:

                   (i) the discovery by Politicallyblack or any of the Selling Stockholders of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Politicallyblack or the Selling Stockholders in this Agreement;

                   (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Politicallyblack or the Selling Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                   (iii) any Breach of any covenant or obligation of Politicallyblack or the Selling Stockholders; and

                   (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

               (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Schedule of Exceptions, or if any such event, condition, fact or circumstance would require such a change assuming the Schedule of Exceptions were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Politicallyblack shall promptly deliver to Netivation an update to the Schedule of Exceptions specifying such change. No such update shall be deemed to supplement or amend the Schedule of Exceptions for the purpose of (i) determining the accuracy of any of the representations and warranties made by Politicallyblack in this Agreement for purposes of Section 6.1, but shall be deemed to supplement or amend the Schedule of Exceptions for purposes of Section 9 or (ii) determining whether any of the other conditions set forth in Section 6 have been satisfied.

AGREEMENT AND PLAN OF MERGER - 19

          4.4 No Negotiation. Politicallyblack shall ensure that, during the Pre-Closing Period, neither Politicallyblack nor any of Politicallyblack's Representatives directly or indirectly:

               (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction;

               (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Netivation) relating to any Acquisition Transaction; or

               (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Netivation) relating to any Acquisition Transaction.

                SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES

          5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions and (ii) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Transactions. Each of the parties shall (upon request) promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by Politicallyblack or Netivation, as the case may be, during the Pre-Closing Period.

          5.2 Politicallyblack Stockholders' Meeting. Politicallyblack shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of Maryland Law, call and hold a special meeting of its stockholders, or solicit written consents from its stockholders, as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement. Politicallyblack shall use its best efforts (i) to solicit from each of such stockholders a proxy or consent in favor of the approval of the Merger and this Agreement and (ii) to cause each of such stockholders to execute and deliver to Netivation a Prospective Offeree Questionnaire in a form acceptable to Netivation certifying, among other items, as to whether each of such stockholders is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

          5.3 Public Announcements. During the Pre-Closing Period, (i) neither Politicallyblack nor Netivation shall (and neither Politicallyblack nor Netivation shall permit any of its respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Transactions, without the other party's prior written consent, and (ii) each party will use reasonable efforts to consult with the other party prior to issuing any press release or making any public statement regarding the Merger; provided that Netivation shall be

AGREEMENT AND PLAN OF MERGER - 20
free to make any disclosure regarding the Merger that it deems necessary in connection with filings with the SEC made in connection with the Registration Statement.

          5.4 Best Efforts. During the Pre-Closing Period, (i) Politicallyblack shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (ii) Netivation and Merger Sub shall use their commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis and Netivation will take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          5.5 Tax Matters. At or prior to the Closing, (a) Politicallyblack shall execute and deliver to Moffatt, Thomas, Barrett, Rock & Fields, Chtd. and to Netivation a tax representation letter, in a form reasonably acceptable to such parties, and (b) Netivation shall execute and deliver to Moffatt, Thomas, Barrett, Rock & Fields, Chtd. and to Politicallyblack a tax representation letter, in a form reasonably acceptable to such parties. Politicallyblack and the Selling Stockholders will use all of their respective reasonable efforts to cause the transactions contemplated hereby to qualify as a reorganization under the provisions of Section 368(a) of the Code and will not take any action after the Acquisition is effected that could reasonably be expected to cause the Acquisition to lose its tax-free status. All parties hereto agree to file this Agreement with their respective federal income tax returns for the year in which the Acquisition closes and to comply with the reporting requirements of United States Treasury Regulations Section 1.368-2(g), if applicable.

 SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS OF NETIVATION AND MERGER SUB

          The obligations of Netivation and Merger Sub to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Netivation, in whole or in part, in accordance with Section 10.10):

          6.1 Accuracy of Representations. Each of the representations and warranties made by Politicallyblack and the Selling Stockholders in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

          6.2 Performance of Covenants. Each covenant and obligation that Politicallyblack or any of the Selling Stockholders is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          6.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the stockholders of Politicallyblack in accordance with the provisions of Maryland Law and applicable agreements.

AGREEMENT AND PLAN OF MERGER - 21

          6.4 Consents. All consents required to be obtained by Politicallyblack in connection with the Transactions (including the consents identified in Schedule 2.18) shall have been obtained and shall be in full force and effect.

          6.5 No Material Adverse Change. Except for adverse changes that result from general economic conditions, there shall have been no material adverse change in Politicallyblack's business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

          6.6 Agreements and Documents. Netivation shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) the Escrow Agreement, substantially in the form of Exhibit G;

               (b) an Employment and Noncompetition Agreement, substantially in the form of Exhibit F, executed by Roderick Conrad and Charles D. Ellison;

               (c) a Tax Representation Letter executed by Politicallyblack;

               (d) a Prospective Offeree Questionnaire substantially in the form of Exhibit H executed by each Selling Stockholder;

               (e) written resignations of all officers and directors of Politicallyblack, effective as of the Closing Date;

               (f) a certificate executed by each of the Selling Stockholders containing the representation and warranty of each such Selling Stockholder that
(i) each of the representations and warranties made by Politicallyblack and the Selling Stockholders in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 6 have been duly satisfied (the "Selling Stockholders' Closing Certificate");

               (g) a legal opinion from counsel for Politicallyblack and the Selling Stockholders, substantially in the form of Exhibit E.

               (h) such other documents as Netivation may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Politicallyblack or the Selling Stockholders, (ii) evidencing the compliance by Politicallyblack or the Selling Stockholders with, or the performance by Politicallyblack or the Selling Stockholders of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction

AGREEMENT AND PLAN OF MERGER - 22
of any condition set forth in this Section 6 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

          6.7 Lock-Up Agreements. Each of the Selling Stockholders shall have delivered to Netivation a lock-up agreement, in a form acceptable to Netivation's underwriters, providing for a maximum of a twelve (12) month lock-up period from the Effective Time.

          6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

          6.9 No Proceedings. No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Netivation of any material right pertaining to its ownership of stock of the Surviving Corporation.

          6.10 Securities Law Compliance. All applicable requirements of the Securities Act and any applicable state securities laws shall have been satisfied.

          6.11 Dissenters Rights. No stockholder of Politicallyblack shall have exercised dissenters rights with respect to approval of the Transactions.

          6.12 Unaccredited Investors. The Prospective Offeree Questionnaires delivered pursuant to Sections 5.2 and 6.6 shall indicate that no more than 35 of the stockholders of Politicallyblack are "unaccredited investors," as defined by Rule 501 under the Securities Act.

          6.13 Proceedings and Documents. All corporate and other proceedings in connection with the Transactions and all documents and instruments incident to such Transactions shall be reasonably satisfactory in substance and form to Netivation.

          6.14 Corporate Approvals. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of Politicallyblack, Netivation, Merger Sub and the Selling Stockholders.

  SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS OF POLITICALLYBLACK AND THE
                             SELLING STOCKHOLDERS

          The obligations of Politicallyblack and the Selling Stockholders to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived solely by Politicallyblack, in whole or in part, in accordance with Section 10.10):

AGREEMENT AND PLAN OF MERGER - 23

          7.1 Accuracy of Representations. Each of the representations and warranties made by Netivation in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

          7.2 Performance of Covenants. Each covenant and obligation that Netivation and Merger Sub are required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          7.3 Consents. All consents required to be obtained by Netivation in connection with the Transactions shall have been obtained and shall be in full force and effect.

          7.4 Agreements and Documents. Politicallyblack shall have received the following agreements and documents, each of which shall be in full force and effect:

               (a) the Escrow Agreement, substantially in the form of Exhibit G;

               (b) an Employment and Noncompetition Agreement, substantially in the forms of Exhibit F, executed by Roderick Conrad and Charles D. Ellison;

               (c) a Tax Representation Letter executed by Netivation;

               (d) a certificate executed by Netivation containing the representation and warranty of Netivation that (i) each of the representations and warranties made by Netivation in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 7 have been duly satisfied; and

               (e) such other documents as Politicallyblack may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Netivation, (ii) evidencing the compliance by Netivation with, or the performance by Netivation of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 7 or (v) otherwise facilitating the consummation or performance of any of the Transactions.

          7.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

AGREEMENT AND PLAN OF MERGER - 24

          7.6 No Proceedings. No Person shall have commenced or threatened to commence any Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Netivation of any material right pertaining to its ownership of stock of the Surviving Corporation.

          7.7 Corporate Approvals. This Agreement and the consummation of the Transactions shall have been approved by all necessary corporate action on the part of the Politicallyblack, Netivation, Merger Sub and the Selling Stockholders.

                            SECTION 8 - TERMINATION

          8.1 Termination Events. This Agreement may be terminated prior to the Closing:

               (a) by Netivation if (i) there is a material Breach of any covenant or obligation of Politicallyblack or any of the Selling Stockholders or
(ii) Netivation reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

               (b) by the Selling Stockholders if (i) there is a material Breach of any covenant or obligation of Netivation or (ii) the Selling Stockholders reasonably determines that the timely satisfaction of any condition set forth in
Section 7 has become impossible (other than as a result of any failure on the part of Politicallyblack or any of the Selling Stockholders to comply with or perform any covenant or obligation of Politicallyblack or the Selling Stockholders set forth in this Agreement);

               (c) by Netivation at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

               (d) by the Selling Stockholders at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

               (e) by Netivation if the Closing has not taken place on or before November 29, 1999 (other than as a result of any failure on the part of Netivation or Merger Sub to comply with or perform any covenant or obligation of Netivation or Merger Sub set forth in this Agreement);

               (f) by the Selling Stockholders if the Closing has not taken place on or before November 29, 1999 (other than as a result of the failure on the part of Politicallyblack or any of the Selling Stockholders to comply with or perform any covenant or obligation of Politicallyblack or the Selling Stockholders set forth in this Agreement); or

AGREEMENT AND PLAN OF MERGER - 25

               (g) by the mutual consent of Netivation, Politicallyblack and the Selling Stockholders.

          8.2 Termination Procedures. If Netivation wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Netivation shall deliver to the Selling Stockholders a written notice stating that Netivation is terminating this Agreement and setting forth a brief description of the basis on which Netivation is terminating this Agreement. If the Selling Stockholders wish to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Selling Stockholders shall deliver to Netivation a written notice terminating this Agreement and setting forth a brief description of the basis on which this Agreement is terminated.

          8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall automatically terminate; provided, however, that: (a) neither Politicallyblack nor the Selling Stockholders nor Netivation shall be relieved of any obligation or liability arising from any prior Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9; and (c) Politicallyblack and Netivation shall, in all events, remain bound by and continue to be subject to Section 5.3.

                       SECTION 9 - INDEMNIFICATION, ETC.

          9.1  Survival of Representations, Warranties and Covenants.

               (a) The representations, warranties and covenants of each party pursuant to this Agreement shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, (i) that fraud claims and claims under Section 2.14 shall survive for the statute of limitations applicable to claims based on such matters and (ii) that if, at any time prior to the first anniversary of the Closing Date, any Netivation Indemnitee seeking indemnification under this Section 9 (acting in good faith) delivers to the Selling Stockholders a written notice alleging the existence of a Breach of any of the representations and warranties made by Politicallyblack or any of the Selling Stockholders or a Breach of any covenant contained herein (and setting forth in reasonable detail the basis for such Netivation Indemnitee's belief that such a Breach may exist) and asserting a claim for recovery under Section
9.2 based on such alleged Breach, then the claim asserted in such notice shall survive the first anniversary of the Closing Date until such time as such claim is fully and finally resolved.

               (b) The representations, warranties, covenants and obligations of Politicallyblack and the Selling Stockholders, and the rights and remedies that may be exercised by the Netivation Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Netivation Indemnitees or their Representatives.

AGREEMENT AND PLAN OF MERGER - 26

               (c) For purposes of this Agreement, each statement or other item of information set forth in the Schedule of Exceptions or in any update to the Schedule of Exceptions shall be deemed to be a representation and warranty made in this Agreement.

          9.2  Indemnification by the Selling Stockholders.

               (a) Subject to the provisions of this Section 9, the Selling Stockholders, jointly and severally, shall indemnify and hold harmless each of the Netivation Indemnitees from and against the amount of any Damages incurred by any of the Netivation Indemnitees directly or indirectly as a result of (i) any Breach of a representation or warranty of Politicallyblack or any of the Selling Stockholders contained in Section 2 hereof or in any instrument delivered pursuant to this Agreement (each as modified by the Schedule of Exceptions delivered by Politicallyblack and the Selling Stockholders on the date of this Agreement and not as modified by any revisions to such Schedule of Exceptions after such date), (ii) any Breach of any covenant or obligation contained herein , (iii) any final determination of Politicallyblack's net tax liability for the fiscal year immediately prior to the Closing or (iv) any Breach of any representation or warranty made in the Selling Stockholders' Closing Certificate.

               (b) The Selling Stockholders acknowledge and agree that, if there is any Breach of any representation or warranty or other provision relating to Politicallyblack or Politicallyblack's business, condition, assets, Liabilities, operations, financial performance or net income (or any aspect or portion thereof), then Netivation itself shall be deemed, by virtue of its ownership of the capital stock of Politicallyblack, to have incurred Damages as result of such Breach or Liability.

          9.3 Contribution. Each Selling Stockholder waives and acknowledges and agrees that such Selling Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which such Selling Stockholder may become subject under the Transactional Agreements or otherwise in connection with any of the Transactions.

          9.4 Ceiling; Limitation on Additional Damages. The Selling Stockholders shall have no liability nor be subject to any claim for Damages made by Netivation Indemnities pursuant to the provisions of Section 9.2(a) or
9.6 unless and until the aggregrate amount of Damages exceeds the sum of $25,000. After the aggregrate amount of Damages exceeds the sum of $25,000, the Selling Stockholders shall be liable for the full amount of Damages. Claims for Damages made by the Netivation Indemnitees pursuant to the provisions of Sections 9.2(a) or 9.6 shall be limited to an amount equal to the closing price (as reported by the NASDAQ consolidated reporting system) of the thirty thousand (30,000) shares of Netivation Stock on the Closing Date. The provisions of this
Section 9.4 shall not apply to claims for willful misconduct, fraud, bad faith or recklessness on the part of Politicallyblack or any Selling Stockholder.

AGREEMENT AND PLAN OF MERGER - 27

          9.5 Interest. Any party that is required to indemnify any Netivation Indemnitee pursuant to this Section 9 with respect to any Damages shall also be required to pay such Netivation Indemnitee interest on the amount of such Damages (for the period commencing as of the date on which such Netivation Indemnitee first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate equal to three (3) percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate. (For purposes of this Section 9.5, a Netivation Indemnitee that suffers Damages by virtue of being required to pay any judgment or to make any settlement payment to any third party with respect to any third party claim against such Netivation Indemnitee shall be deemed to have first become subject to such Damages at the time such Netivation Indemnitee pays such judgment or makes such settlement payment.)

          9.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Politicallyblack, against any other Netivation Indemnitee or any other Person) with respect to which any of the Selling Stockholders may become obligated to indemnify, hold harmless, compensate or reimburse any Netivation Indemnitee pursuant to this Section 9, Netivation shall have the right, at its election, to proceed with the defense of such claim or Proceeding on its own. If Netivation so proceeds with the defense of any such claim or Proceeding:

               (a) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by Netivation) shall be borne and paid exclusively by the Selling Stockholders;

               (b) the Selling Stockholders shall make available to Netivation any documents and materials in the possession or control of any of the Selling Stockholders that may be necessary to the defense of such claim or Proceeding; and

               (c) Netivation shall keep the Selling Stockholders informed of all material developments and events relating to such claim or Proceeding.

          9.7 Setoff. In addition to any rights of setoff or other rights that any of the Netivation Indemnitees may have at common law or otherwise, Netivation shall have the right to set off any amount that may be owed to any Netivation Indemnitee under this Section 9 against any amount otherwise payable by any Indemnitee to any of the Selling Stockholders.

          9.8  Indemnity Reserve.   In order to secure Netivation's and each
Netivation Indemnitee's rights of indemnity, the Selling Stockholders shall place 10,000 shares of Netivation Stock in escrow in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit G.

AGREEMENT AND PLAN OF MERGER - 28

          9.9 Exercise of Remedies by Netivation Indemnitees Other Than Netivation. No Netivation Indemnitee (other than Netivation or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Netivation (or any successor thereto or assignee thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                     SECTION 10 - MISCELLANEOUS PROVISIONS

          10.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

          10.2 Fees and Expenses. Subject to Section 9, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the Transactions, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Netivation and its Representatives with respect to Politicallyblack's business (and the furnishing of information to Netivation and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation and review of this Agreement (including the Schedule of Exceptions) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions, and (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions and the obtaining of any consent required to be obtained in connection with any of such Transactions. Provided, however, if the Merger is consummated, all reasonable legal fees and other reasonable legal expenses incurred on behalf of Politicallyblack in connection with the Transactions would be borne by Netivation. Any legal expenses incurred on behalf of Politicallyblack in excess of $5,000 shall require written preapproval by Netivation.

          10.3 Attorneys' Fees. If any action or Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or overnight delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

AGREEMENT AND PLAN OF MERGER - 29
          if to Netivation:     Netivation.com, Inc.
                                806 Clearwater Loop, Suite N
                                Post Falls, ID 83854
                                Attention:  Anthony J. Paquin, President and
                                Chief Executive Officer
                                Facsimile:  (208) 777-8904

          with a copy to:       Moffatt Thomas Barrett Rock & Fields, Chtd.
                                101 S. Capitol Blvd., 10/th/ Floor
                                Boise, ID 83702
                                Attention:  Mark A. Ellison
                                Facsimile:  (208) 385-5384

          if to the             Roderick Conrad
          Selling Stockholders: Charles D. Ellison
                                Politicallyblack.com, Inc.
                                225 10th Street, NE #1
                                Washington, DC 20002

          with copies to:       _____________________
                                _____________________
                                _____________________

          Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and three (3) business days after the date of mailing, if mailed by certified mail, return receipt requested.

          10.5 Headings. The boldface headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          10.6 Counterparts. This Agreement may be executed in several counterparts, and transmitted by facsimile, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          10.7 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Idaho (without giving effect to principles of conflicts of laws).

AGREEMENT AND PLAN OF MERGER - 30

          10.8 Successors and Assigns.  This Agreement shall be binding upon:
Politicallyblack and its successors and assigns (if any); the Selling Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Netivation and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of:
Politicallyblack; the Selling Stockholders; Netivation; Merger Sub; the Netivation Indemnitees; and the respective successors and assigns (if any) of the foregoing. Each party may freely assign any or all of its rights (but not its obligations) under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

          10.9 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any Breach or threatened Breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach.

          10.10  Waiver.

               (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          10.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

          10.12  Time of the Essence.  Time is of the essence of this Agreement.

          10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be

AGREEMENT AND PLAN OF MERGER - 31
invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          10.14 Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

          10.15 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

          10.16  Construction.

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

                              NETIVATION:

                              NETIVATION.COM, INC.,
                              a Delaware corporation


                              By______________________________________

AGREEMENT AND PLAN OF MERGER - 32

                                 Anthony J. Paquin
                                 President and Chief Executive Officer


                              MERGER SUB:

                              NETIVATION.COM MERGER SIX CORP.,
                              a Delaware corporation


                              By_________________________________________
                                 Anthony J. Paquin
                                 President and Chief Executive Officer


                              POLITICALLYBLACK:

                              POLITICALLYBLACK.COM, INC.,
                              a Maryland corporation


                              By_________________________________________
                                 Roderick Conrad
                                 President


                              SELLING STOCKHOLDERS:

                              ___________________________________________
                              Roderick Conrad

                              ___________________________________________
                              Charles D. Ellison


SECRETARY'S CERTIFICATE

AGREEMENT AND PLAN OF MERGER - 33

     I, Gary S. Paquin, Secretary of Netivation.com Merger Six Corp., hereby certify that this Agreement has been adopted pursuant to the first sentence of Title 8, Section 251(f) of the Delaware Corporations Laws, and that the conditions specified in that sentence have been satisfied.


________________________________
Gary S. Paquin, Secretary

AGREEMENT AND PLAN OF MERGER - 34